                                Bruno's, Inc.

                            800 LAKESHORE PARKWAY
                          BIRMINGHAM, ALABAMA 35211

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               October 21, 1994

TO THE SHAREHOLDERS:

     The annual meeting of shareholders of Bruno's, Inc. will be held at the MEDICAL FORUM AUDITORIUM, BIRMINGHAM JEFFERSON CIVIC CENTER, 950 22ND STREET, NORTH, BIRMINGHAM, ALABAMA 35203, on the 21st day of October, 1994, at 10:00 a.m., Central Daylight Time, for the following purposes:

          (1) Election of a Board of Directors to serve until the next annual meeting or until their successors are duly elected.

          (2) Proposal to ratify the engagement of the accounting firm of Arthur Andersen LLP as independent public accountants for the current fiscal year.

          (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Details concerning those matters to come before the meeting are set forth in the accompanying proxy statement for your inspection. Whether you plan to attend the meeting or not, please execute the enclosed proxy and return it in the return envelope which is enclosed for your convenience.

     The annual report of your Company for the fiscal year ended July 2, 1994, is enclosed. We hope you will find it informative.

     Pursuant to a resolution adopted by the Board of Directors of the Company, the close of business on September 7, 1994, has been fixed as the date for determination of shareholders entitled to notice of this meeting and to vote at the meeting.



                                          /s/ Ronald G. Bruno
                                          -------------------
                                          Ronald G. Bruno,
                                          Chairman

                                          BY ORDER OF THE BOARD
                                          OF DIRECTORS

Dated: September 16, 1994

                                                              September 16, 1994
                                Bruno's, Inc.

                            800 LAKESHORE PARKWAY
                          BIRMINGHAM, ALABAMA 35211

                        ANNUAL MEETING OF SHAREHOLDERS

                               OCTOBER 21, 1994

                               PROXY STATEMENT

                                   GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of Shareholders of Bruno's, Inc. ("Bruno's" or the "Company") to be held October 21, 1994. Please sign and return the proxy in the enclosed return envelope so the Common Stock you own will be voted in accordance with your wishes. Proxies may be solicited by personal interview, telephone or mail. Banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting materials to their principals and to obtain authorization for the execution of proxies, and will be reimbursed for their reasonable out-of-pocket expenses incurred in that process. The Company will bear the cost of the solicitation of proxies which is expected to be nominal.

                               PROXY IS REVOCABLE

     If, after you send in your proxy, you desire to revoke your proxy for any reason, you may do so by giving notification of such intent to the Secretary of the Company in writing at any time prior to the commencement of the annual meeting. Unmarked proxies received by the Company will be voted in favor of each of the proposals herein specified and as directed by the attorneys-in-fact as to any other matter which may come before the meeting.

                                 DATE OF RECORD

     The close of business on September 7, 1994, has been set as the record date for the purpose of determining Shareholders entitled to vote at the annual meeting. Each share of Common Stock is entitled to one vote on all matters.

                             OUTSTANDING SECURITIES

     On July 27, 1994, there were issued and outstanding 78,096,941 shares of Common Stock of the Company, which constitute all of the voting securities of the Company.

          BUSINESS TO BE CONSIDERED AT ANNUAL MEETING OF SHAREHOLDERS

     It is expected that the following business will be considered and action taken thereon at the annual meeting:
          (1) Election of a Board of Directors to serve until the next annual meeting or until their successors are duly elected.

          (2) Proposal to ratify the engagement of the accounting firm of Arthur Andersen LLP as independent public accountants for the current fiscal year.

          (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The security ownership of certain beneficial owners (excluding officers and Directors of the Company) of five percent or more of the Company's voting securities as of July 27, 1994, is set forth in the table below.

                                      NAME AND
                                     ADDRESS OF          AMOUNT AND NATURE OF     PERCENT
       TITLE OF CLASS             BENEFICIAL OWNER       BENEFICIAL OWNERSHIP     OF CLASS
- - ----------------------------    ---------------------    --------------------     --------
Common Stock $.01 Par Value     Estate of Lee J.             6,071,702(1)           7.77%
                                Bruno
                                P.O. Box 2486
                                Birmingham, AL 35201

- - ---------------

(1) Includes 3,594,338 shares owned directly by the Estate; and in addition, 2,477,364 shares owned in the aggregate by the Executors of the Estate, as to which they individually have sole or shared voting or investment power.

     The security ownership of all Directors and nominees and certain officers is set forth hereinafter.

                               BOARD OF DIRECTORS

     The present Board of Directors consists of ten members, all of whom are nominees for election to the Board of Directors at this meeting. All of the nominees were elected to the Board of Directors at the Company's 1993 annual meeting of Shareholders. Each nominee for the Board of Directors has expressed the willingness to serve as a Director during the coming year. Each Director elected to the Board of Directors will serve for a term of one year or until a successor is duly elected and qualified. As provided in the Company's Bylaws, the Board of Directors has fixed at 10 the present number of members to serve on the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named. The ten nominees receiving the highest number of votes at the annual meeting will be elected as directors. It is the intention of the proxy holders to vote FOR the election of ALL of the nominees listed below in the absence of contrary direction. Should any nominee become unavailable for election to the Board of Directors for any presently unforeseen reason, the Board of Directors of the Company will determine how the proxies will be voted.

     During the last fiscal year, the Board of Directors met on four occasions. No incumbent Director attended fewer than 75% of the aggregate number of Board meetings and committee meetings on which such Board member served. The Company currently pays each non-employee Director of the Company a Director's fee in the amount of $2,000 per quarter plus $750 for each Board and committee meeting attended. The Company's Audit Committee, consisting of Ronald G. Bruno, Benny M. LaRussa, Jr., Judy M. Merritt, Richard Cohn, and J. Mason Davis, met on one occasion during the last fiscal year. The Company's Compensation Committee, consisting of Judy M. Merritt, Bart Starr, and Richard Cohn, met on two (2) occasions during the last fiscal year. The Company does not have a Nominating Committee.

     The Company has adopted a Non-Employee Director Stock Option Plan under which options may be granted to directors who are not officers or employees of the Company. During the last fiscal year, options for 10,000 shares of Common Stock of the Company were granted to each of J. Mason Davis, Jr., Benny M. LaRussa, Jr., Bart Starr, Judy Merritt, and Richard Cohn pursuant to the Non-Employee Director Stock Option Plan. These options become exercisable at a price of $7.00 per share one year from the date of the grant, and terminate ten
(10) years from the date of the grant.

     The principal occupation or employment of each nominee for Director, the year in which each became a Director, and the number of shares of Common Stock of the Company beneficially owned by each as of July 25, 1994, are reflected in the following table. Unless otherwise stated, the nominee exercises sole voting and investment power over all shares of Common Stock beneficially owned.

   Photo of                Photo of               Photo of              Photo of
Joseph S. Bruno        Ronald G. Bruno        Paul F. Garrison      Glenn J. Griffin


   Photo of                Photo of               Photo of              Photo of
Kenneth J. Bruno     Benny M. LaRussa, Jr.    Judy M. Merritt         Richard Cohn

                           Photo of               Photo of
                     J. Mason Davis, Jr.         Bart Starr

NOMINEES

                                                                            APPROXIMATE       PERCENT
                                   PRINCIPAL                                BENEFICIAL       OF TOTAL
                                   OCCUPATION                                OWNERSHIP      OUTSTANDING
                                    FOR THE                    SERVED AS     OF COMMON        COMMON
                                   PAST FIVE                   DIRECTOR      STOCK OF        STOCK OF
     NAME OF NOMINEE                 YEARS             AGE       SINCE        COMPANY         COMPANY
- - -------------------------    ----------------------    ---     ---------    -----------     -----------
Joseph S. Bruno              Chairman Emeritus of      81       04/01/59     4,289,826(1)         5.5%*    *
                               the Company
Ronald G. Bruno              Chairman of the Board     42       10/28/83     6,027,405(2)         7.7%*    *
                               since December 1991;
                               Chief Executive
                               Officer since
                               October 1990;
                               President 1986-1994.
Paul F. Garrison             President and Chief       65       07/30/70       102,570(3)             *
                               Operating Officer
                               since April 1994;
                               Senior Executive
                               Vice President Human
                               Resources and
                               Distribution
                               7/91-4/94
Glenn J. Griffin             Executive Vice            56       07/22/88       128,581(4)             *
                               President; Chief
                               Financial Officer;
                               Treasurer
Kenneth J. Bruno             Executive Vice            39       12/12/91     2,781,284(5)          3.6%
                               President --
                               Corporate Planning
                               and Development.
Benny M. LaRussa, Jr.        Executive Vice            35       08/09/85       284,194(6)             *
                               President of
                               Canterbury Trust
                               Company; Executive
                               Vice President of
                               First Commercial
                               Bank of Birmingham
                               from 1985 to 1992

                                                                            APPROXIMATE       PERCENT
                                   PRINCIPAL                                BENEFICIAL       OF TOTAL
                                   OCCUPATION                                OWNERSHIP      OUTSTANDING
                                    FOR THE                    SERVED AS     OF COMMON        COMMON
                                   PAST FIVE                   DIRECTOR      STOCK OF        STOCK OF
     NAME OF NOMINEE                 YEARS             AGE       SINCE        COMPANY         COMPANY
- - -------------------------    ----------------------    ---     ---------    -----------     -----------
Judy M. Merritt              President of Jefferson    51       10/28/83            200               *
                               State Community
                               College
Richard Cohn                 Attorney, Sirote &        51       10/13/78         9,015(7)             *
                               Permutt, P.C.(law
                               firm)
J. Mason Davis, Jr.          Attorney, Sirote &        59       10/19/90            700               *
                               Permutt, P.C. (law
                               firm)
Bart Starr, Sr.              Chairman of the Board     60       10/19/90            100               *
                               of Starr Sanders-
                               Johnson Properties
                               (healthcare real
                               estate development)
                               since 1990; Partner
                               in RAL Asset
                               Management Group
                               1984-1990 (real
                               estate development)

- - ---------------

 *  Owns less than 1% of the total outstanding Common Stock of the Company.
** Owns more than 5% of the total outstanding Common Stock of the Company. The address for this beneficial owner of more than 5% of the Company's Common Stock is c/o Bruno's, Inc., 800 Lakeshore Parkway, Birmingham, Alabama 35211.
(1) Includes (i) 3,031,176 shares owned directly by Joseph S. Bruno, (ii) 143,850 shares owned by the Joseph Bruno Foundation and 530,000 shares owned by the Joseph S. Bruno Charitable Foundation, private charitable foundations of which he is president and a director, with respect to which he disclaims any beneficial interest but as to which he shares voting and investment power, and (iii) 584,800 shares held in the name of his wife, as to which he may be deemed to share voting and investment power.
(2) Includes (i) 1,028,030 shares owned directly by Ronald G. Bruno (of which 35,820 are represented by options exercisable within sixty days), (ii) 10,000 shares held jointly with his wife, as to which he shares voting and investment power; (iii) 5,142 shares held in the name of his wife, as to which he may be deemed to share voting and investment power; (iv) 3,892 shares held in his name as trustee for his minor child as to which he has sole voting and investment power; (v) 2,634,018 shares owned by family members as to which he has sole voting power through proxies held by him, but as to which he has no investment power; (vi) 200,000 shares held as co-executor of the Estate of Angelo J. Bruno; 1,775,196 shares held as co-trustee of trusts for family members (1,173,096 of which are held as co-trustee with Kenneth J. Bruno), as to which he shares voting and investment power, (vii) 371,127 shares owned by the Ann and Angelo Bruno Foundation, a private charitable foundation of which he is a

     Director (with Kenneth J. Bruno), with respect to which he disclaims any beneficial interest but as to which he has sole voting power and shares investment power.
(3) Includes (i) 68,820 shares owned directly by Paul F. Garrison (of which 35,820 are represented by options exercisable within sixty days); (ii) 4,050 shares held as trustee as to which he has sole voting and investment power; (iii) 2,100 shares held jointly with his wife as to which he shares voting and investment power; and (iv) 27,600 shares held in the name of his wife, as to which he may be deemed to share voting and investment power.
(4) Includes (i) 128,581 shares owned directly by Glenn J. Griffin (of which 35,820 are represented by options exercisable within sixty days), (ii) 280 shares held in his name as custodian for his children as to which he has sole voting and investment power; and (iii) 1,600 shares held in the name of his wife, as to which he may be deemed to share voting and investment power.
(5) Includes (i) 1,172,594 shares owned directly by Kenneth J. Bruno (of which 35,820 are represented by options exercisable within sixty days); (ii) 39,467 shares held as co-trustee of a trust for a family member as to which he shares voting and investment power; (iii) 1,175,096 shares held as co-trustee (with Ronald G. Bruno) of trusts for family members, as to which he shares voting and investment power, (iv) 371,127 shares owned by the Ann and Angelo Bruno Foundation, a private charitable foundation of which he is a Director (with Ronald G. Bruno), with respect to which he disclaims any beneficial interest but as to which he shares investment power; and (v) 23,000 shares owned by the Kenneth J. Bruno Foundation, a private charitable foundation of which he is president and a director, with respect to which he disclaims any beneficial interest but as to which he shares voting and investment power.
(6) Includes (i) 278,244 shares owned directly by Benny M. LaRussa, Jr.; (ii) 5,800 shares held as trustee of trusts for his minor children as to which he has sole voting and investment power; and (iii) 150 shares held in the name of his wife, as to which he may be deemed to share voting and investment power.
(7) Includes (i) 2,515 shares owned directly by Richard Cohn, and (ii) 6,500 shares held by a Cohn Family partnership, as to which he has sole voting power. He also serves as co-trustee of certain trusts of which neither he nor any member of his family is a beneficiary, which own in the aggregate 1,219,996 shares, as to which he may be deemed to share voting and investment power and as to which he disclaims any beneficial ownership and which are not included in the number shown as owned in the above chart.

     Ronald G. Bruno and Kenneth J. Bruno are brothers and are nephews of Joseph
S. Bruno. Benny M. LaRussa, Jr. is the grandson of Joseph S. Bruno. As shown above, Joseph S. Bruno owns 5.5% of the total outstanding Common Stock. Ronald
G. Bruno beneficially owns approximately 7.7%. Kenneth J. Bruno owns 3.6%, and Benny M. LaRussa, Jr. owns .36%, for an aggregate of 13,382,709 shares, constituting 17% of the total outstanding Common Stock.

     All of the officers and Directors of the Company, as a group (11 persons), beneficially owned, as of July 27, 1994, 13,692,488 shares, constituting approximately 17.5% of the total outstanding Common Stock.

                                    OFFICERS

     The officers of the Company serve a term of one year or until their successors are duly elected and qualified. The offices held by Ronald G. Bruno, Paul F. Garrison, Glenn J. Griffin, and Kenneth J. Bruno are designated in the Nominees chart appearing on page 4 of this Proxy Statement. R. Michael Conley, age 43, has been employed by Bruno's since 1984, and was elected Assistant Secretary on October 21, 1988, and Secretary on July 19, 1992.

     The following table presents information concerning the beneficial ownership of the Company's Common Stock by certain of its executive officers on July 27, 1994:

                                                                       STOCK BENEFICIALLY OWNED
                                                                   ---------------------------------
               NAME AND ADDRESS             TITLE OF CLASS         # OF SHARES(1)         % OF CLASS
    --------------------------------------  --------------         --------------         ----------
    Joseph S. Bruno                             Common                4,289,826               5.5%
    Birmingham, AL
    Ronald G. Bruno                             Common                6,027,405               7.7%
    Birmingham, AL
    Glenn J. Griffin                            Common                  128,581               .17%
    Birmingham, AL
    Paul F. Garrison                            Common                  102,570               .13%
    Birmingham, AL
    Kenneth J. Bruno                            Common                2,781,284               3.6%
    Birmingham, AL

- - ---------------
(1) The amounts shown represent the total shares beneficially owned by such individuals, together with shares which are issuable upon the exercise of all stock options which are currently exercisable. Specifically, the following individuals have the right to acquire the shares indicated after their names, upon the exercise of such options: Ronald G. Bruno, 35,820; Glenn J. Griffin, 35,820; Paul F. Garrison, 35,820; and Kenneth J. Bruno, 35,820.

                       COMPENSATION TO EXECUTIVE OFFICERS

     The following table is a summary of certain information concerning the compensation earned by the Company's chief executive officer and each of the other four most highly compensated executive officers during the last three fiscal years.

                                  COMPENSATION

                                                                    LONG-TERM
                                   ANNUAL COMPENSATION            COMPENSATION              ALL OTHER
                               ----------------------------          AWARDS                COMPENSATION
                                                     OTHER    ---------------------     ------------------
                                                    ANNUAL                  OPTIONS               DEFERRED
                                                    COMPEN-   RESTRICTED    BY NO.      PROFIT    COMPEN-
                                                    SATION       STOCK        OF        SHARING    SATION
    NAME/POSITION       YEAR    SALARY     BONUS    (1)(2)      AWARDS      SHARES      (1)(3)     (1)(4)
- - ----------------------  ----   --------   -------   -------   -----------   -------     -------   --------
Joseph S. Bruno         1994   $192,309   $ -0-     $-0-         -0-          -0-       $ 7,692   $ -0-
  Chairman Emeritus     1993    254,808     -0-      -0-         -0-          -0-         5,096     -0-
                        1992    250,000     -0-       --         -0-          -0-         --         --
Ronald G. Bruno,        1994    300,000    45,000    -0-         -0-         50,000      11,617     -0-
  Chairman of Board     1993    305,769    45,000    -0-         -0-         50,000       7,015     51,607
  and CEO               1992    251,250    83,750     --         -0-          -0-         --         --
Paul F. Garrison,       1994    260,381    39,250    -0-         -0-         25,000      10,709     38,624
  President & Chief     1993    259,904    38,250    -0-         -0-         25,000       5,963    235,841
  Operating Officer     1992    204,750    68,250     --         -0-          -0-         --         --
Glenn J. Griffin,       1994    235,000    35,250    -0-         -0-         25,000      10,122      7,838
  Executive Vice        1993    239,520    35,250    -0-         -0-         25,000       5,495     70,077
  President, CFO,       1992    174,000    58,000     --         -0-          -0-         --         --
  Treasurer
Kenneth J. Bruno,       1994    165,000    24,750    -0-         -0-         25,000       7,590      4,090
  Executive Vice        1993    150,000    22,500    -0-         -0-         25,000       3,450     23,976
  President             1992     99,000    33,000     --         -0-          -0-         --         --
William J. White        1994    245,000     -0-     20,000       -0-          -0-         8,392     -0-
  Executive Vice        1993    249,712    36,750   20,000       -0-         25,000       5,729     79,350
  President(4)          1992    194,750    64,900    -0-         -0-          -0-         --         --

- - ---------------

(1) In accordance with the transitional provisions applicable to the revised rules on executive compensation disclosure adopted by the Securities and Exchange Commission, as informally interpreted by the Commission's Staff, amounts of Other Annual Compensation and All Other Compensation are excluded for the Company's 1992 fiscal year.
(2) The amounts listed in this column represent the Company's contributions under its Profit Sharing Plan.
(3) The amounts listed in this column represent the amounts accrued by the Company under Employment and Deferred Compensation Agreements to provide future deferred compensation benefits for its executives.
(4) William J. White ceased to be employed by the Company prior to the end of the 1994 fiscal year.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Company, whose members are listed below, is composed entirely of non-employee Directors. The Committee reviews and approves all compensation arrangements for executive officers and, in that regard, has developed compensation policies for the executives which seek to enhance the profitability of the Company with an appropriate balance between long-term and short-term profitability goals and to assure the ability of the Company to attract and retain executive employees with competitive compensation. Actions by the Committee are reported to the Board and, in appropriate cases, ratified by the Board prior to implementation.

     The compensation program of the Company seeks specifically to motivate the executives of the Company to achieve objectives which benefit the Company within their respective areas of responsibility, with particular emphasis on continued growth in revenues, expense control, operating efficiency, and the ultimate realization of profits for the Company, approximately equal weight being given to each of these criteria in evaluating performance.

     The Company has sought to align the interests of the executives with the interests of the shareholders through a stock option plan, a restricted stock bonus plan, and an incentive bonus plan based on the Company's profitability.

     Base salary levels for the Company's executive officers, including the Chief Executive Officer, are set so that the overall cash compensation package for executive officers, including bonus opportunity, compares favorably to companies with which the Company competes for executive talent. In determining salaries, the Compensation Committee also takes into account a number of factors, which primarily include individual experience and performance, the officer's level of responsibility, the cost of living and historical salary levels. The measures of individual performance considered include, to the extent applicable to an individual executive officer, a number of quantitative and qualitative factors such as the Company's historical and recent financial performance, the individual's achievement of particular nonfinancial goals within his or her responsibility, and other contributions made by the officer to the Company's success. The Compensation Committee has not found it practicable to, and has not attempted to, assign relative weights to the specific factors considered in determining base salary levels, and the specific factors used may vary among officers. As is typical for most companies, payment of base salary amounts generally is not conditioned upon the achievement of any specific, pre-determined performance targets.

     In addition to base salary, each executive, including the CEO, may earn an incentive equal to approximately 50% of base pay under the Company's incentive bonus plan under which bonuses are based on the degree to which the Company achieves earnings per share objectives established by the Committee at the beginning of each year. Except for the incentive bonus program, the compensation policies of the Company are general and subjective both as to salary and as to the other components of the compensation program.

     The Company's compensation program also includes benefits typically offered to executives of similar businesses to promote management stability, consisting of a profit sharing plan, deferred compensation agreements, and control change agreements.

     The fiscal 1994 compensation of Ronald G. Bruno, the Company's Chief Executive Officer, was based on factors applicable to the Company's executive officers, discussed above, as well as certain subjective factors, including the leadership provided by him in his role as CEO. The salaries of all of the executives are set based on a review of salaries paid by other retail supermarket chains of a similar size to that of the Company for executives of similar experience and skills. It uses compensation surveys of supermarket retailers (including

12 of the companies currently included in the peer index group described under the Shareholder Return Performance caption) as a competitive reference but does not determine its compensation practices according to survey salaries.

     Legislation enacted in 1993 imposes new limits on the tax deductibility of executive compensation. The Committee's policy is to maximize the tax deductibility of executive compensation to the extent consistent with its responsibility to effectively compensate executives based on performance.

COMPENSATION COMMITTEE

           Richard Cohn
           Bart Starr
           Judy Merritt

                         SHAREHOLDER RETURN PERFORMANCE

     The following graph provides a comparison of the five-year cumulative total return for the Company, the Standard & Poor's 500 Index, and a peer group of 17 companies(1). The comparison covers the five year period from the last trading day prior to the end of Bruno's 1989 fiscal year to the last trading day prior to the end of Bruno's 1994 fiscal year and assumes that $100 was invested at the beginning of the period. The returns of each company have been weighted according to the companies' respective stock market capitalization.

                            [CRC Performance Chart]

     (1) The selected peer group consists of the following companies:
Albertson's, Inc., American Stores Co., Buttery Food and Drug Co., Delchamps, Inc., Eagle Food Centers, Food Lion, Inc., Giant Food, Inc., Great Atlantic and Pacific Tea Co., Ingles Markets, Kroger Co., Marsh Supermarkets, Safeway, Inc., Seaway Food Town, Smith's Food & Drug Centers, Inc., Village Supermarkets, Inc., Weis Markets, Inc., and Winn Dixie Stores, Inc.

                                             1989    1990      1991      1992      1993      1994
                                             ----   -------   -------   -------   -------   -------
Bruno's....................................  $100   $131.91   $165.62   $117.73   $ 83.32   $ 66.16
S&P 500....................................   100    116.49    125.10    141.88    161.22    162.84
Peer Group.................................   100    121.23    140.41    126.77    138.06    138.76

STOCK OPTION GRANTS

     The following table shows information concerning options to purchase Company Common Stock granted with respect to fiscal 1994 to the named executive officers pursuant to the Company's Employee Incentive Stock Option Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE
                                                                                                   VALUE
                                                % OF TOTAL                                   AT ASSUMED ANNUAL
                                                 OPTIONS                                         RATES OF
                                                GRANTED TO      EXERCISE                        STOCK PRICE
                                                EMPLOYEES        OR BASE                       APPRECIATION
                                OPTIONS             IN            PRICE       EXPIRATION   FOR OPTION TERMS(2)
          NAME               GRANTED(#)(1)     FISCAL YEAR      ($/SHARE)       DATE        5%($)        10%($)
- - -------------------------    -------------     ------------     ---------     ---------    --------     --------
Ronald Bruno                     50,000            16.4%          $7.50       05/05/04     $236,000     $597,500
Paul F. Garrison                 25,000             8.2%           7.50       05/05/04      118,000      298,750
Glenn J. Griffin                 25,000             8.2%           7.50       05/05/04      118,000      298,750
Kenneth J. Bruno                 25,000             8.2%           7.50       05/05/04      118,000      298,750
Joseph Bruno                          0               0              --          --           --           --
William J. White                      0               0              --          --           --           --

- - ---------------

(1) All options outstanding were issued under the Company's Employee Incentive Stock Option Plan. Options for Ronald Bruno are exercisable 11,940 in 6/94, 11,940 in 1/95, 11,940 in 1/96, 11,940 in 1/97, and 2,240 in 1/98; and for
     all others 11,940 in 6/94, 11,940 in 1/95, and 1,120 in 1/96.
(2) Based upon the market price on the date of grant and an annual appreciation at the rate stated of such market price through the expiration date of such options. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

AGGREGATED OPTION EXERCISES AND OPTION VALUES

     The following table shows information concerning the exercise of stock options during fiscal year 1994 by each of the named executive officers and the fiscal year-end value of unexercised options. No options were exercised by the named executive officers during the 1994 fiscal year.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                                            VALUE OF       VALUE OF
                                                       NUMBER OF          NUMBER OF       UNEXERCISED    UNEXERCISED
                            SHARES                    UNEXERCISED        UNEXERCISED      IN-THE-MONEY   IN-THE-MONEY
                           ACQUIRED       VALUE        OPTIONS AT         OPTIONS AT       OPTIONS AT     OPTIONS AT
                          ON EXERCISE   REALIZED       FY-END (#)         FY-END (#)       FY-END ($)     FY-END ($)
          NAME             (NUMBER)     (DOLLARS)   (EXERCISABLE)(1)   UNEXERCISABLE(1)   EXERCISABLE    UNEXERCISABLE
- - ------------------------  -----------   ---------   ----------------   ----------------   ------------   ------------
Ronald G. Bruno                0            0             35,820             64,180           $-0-           $-0-
Paul F. Garrison               0            0             35,820             14,180            -0-            -0-
Glenn J. Griffin               0            0             35,820             14,180            -0-            -0-
Kenneth J. Bruno               0            0             35,820             14,180            -0-            -0-
Joseph S. Bruno                0            0           -0-                -0-                 -0-            -0-
William J. White               0            0           -0-                -0-                 -0-            -0-
                          --------      -------     ----------------   ----------------     ------         ------
          Total                0            0            143,280            106,720           $-0-           $-0-
                          ========      =======     ============       ============       =========      =========

- - ---------------
(1) All options outstanding were issued under the Company's Employee Incentive Stock Option Plan.

PROFIT SHARING AND 401(K) RETIREMENT PLAN

     The Company maintains a profit sharing and deferred retirement plan pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended. All employees who are not eligible to participate in a union-sponsored or co-sponsored qualified retirement plan will participate after one year of service and attainment of age 21.

     A separate salary reduction account and matching employer contribution account are maintained for each plan participant. Participants make contributions to their salary reduction account on a payroll deduction basis. The Company makes matching contributions, on a dollar-for-dollar basis, up to two percent (2%) of compensation, to the employee's matching employer contribution account. The Company may also make contributions to the employees' discretionary contribution account on a discretionary basis in an amount determined annually by the Board of Directors.

     All contributions are paid to AmSouth Bank of Alabama, N.A., as Trustee, to hold, invest and reinvest the funds. All accounts are vested at death, retirement or disability. Upon termination of service, discretionary accounts are not vested until the fifth year of service. Subject to certain time and amount restrictions and tax penalties, participants may make early withdrawals from their salary reduction accounts. The total of employer and employee contributions for each participant, annually, cannot exceed the lesser of 25% of compensation or $30,000.

     A participant will be entitled to receive a distribution of his vested accounts upon termination of employment, including retirement, disability or death. Payment will be made in the form of either a lump sum or installments paid over a period of 15 years. A participant's interest in the Company's discretionary contributions begins to vest in the fourth year and becomes 100% vested after the participant completes five (5) years of service or upon death, disability or normal retirement. All other contributions (whether made by the Company or the participant) are fully vested at all times.

OTHER AGREEMENTS WITH OFFICERS AND DIRECTORS

EMPLOYMENT AND DEFERRED COMPENSATION AGREEMENTS

     The Company has Employment and Deferred Compensation Agreements (the "Agreements") with its corporate officers, Paul F. Garrison, Glenn J. Griffin, Ronald G. Bruno, Kenneth J. Bruno and R. Michael Conley, which provide retirement benefits to be paid to such persons upon retirement after age 65 or 25 years of service or in the event of disability or death. Monthly benefits of 5% of the average annual compensation for the three fiscal years ended immediately prior to the initial payment date are payable for a period of 180 months after retirement. In the event of death, the Company will make remaining payments to the spouse or heirs. The Company accrues the present value of such retirement benefits from the date of such agreement to the normal retirement date.

EMPLOYMENT CONTINUITY AGREEMENTS

     Five of the executive officers of the Company, Messrs. Ronald G. Bruno, Paul F. Garrison, Glenn J. Griffin, Kenneth J. Bruno, and R. Michael Conley, executed Employment Continuity Agreements in 1994.

     Under the terms of the Employment Continuity Agreements, a participating executive will generally become entitled to receive benefits if the executive's employment is terminated by the executive for "Good Reason," or by the Company without "Cause," within one year following a "Change of Control." For purposes of the Agreements, a "Change of Control" is deemed to include (i) any acquisition of stock if the acquiring person would thereafter be the beneficial owner of 50% or more of the Company's voting stock, (ii) a merger or consolidation of the Company resulting in the holders of the Company's voting stock immediately prior to such transaction holding less than 50% of the total voting common stock of the surviving corporation after such transaction, (iii) a sale or exchange of all or substantially all of the property and assets of the Company, or (iv) any change over a two-year period or less in a majority of the Board of Directors that is not approved by 2/3 of the Directors either in office at the commencement of such two-year period or who were elected with the approval of a majority of Directors in office at the commencement of such two-year period. The term "Cause" is defined to mean the commission of certain crimes or a willful breach of duty if such neglect is not cured within 30 days of notice. An executive's termination of employment is deemed for "Good Reason" if any of the following occurred within one year of such termination: (i) a substantial change in the nature, or diminution in the status, of the individual's duties or position, (ii) a reduction in the annual base salary provided to the individual, (iii) removal from the then current executive position, (iv) a failure to provide substantially the same support staff, (v) a material reduction in other benefits, (vi) relocation of the executive's principal place of business outside Birmingham, Alabama, or (vii) a failure to assume the Employment Continuity Agreement. The Company considers it unlikely that the employment of all of the executives anticipated to be covered under these Agreements would be terminated following a Change of Control.

     The benefits payable under these Employment Continuity Agreements consist of a lump sum cash payment equal to three times, for Ronald G. Bruno, and two times, for the other covered executives, the sum of the executive's annual base salary at the time of termination and his incentive compensation bonus for the year preceding termination. Other benefits provided include the continuation of certain health, disability, and life insurance benefits for three years. These agreements continue in force for the duration of the executive's employment with the Company until he reaches the age of 68.

STOCK REDEMPTION AGREEMENT

     The Company has an agreement with Joseph S. Bruno pursuant to which the Company will purchase at death, if requested, up to $500,000 of the Company's Common Stock held by him or his spouse at the then prevailing market value. In accordance with the terms of such agreement, the Company carries life insurance to provide funds for this commitment, the annual premium on which was $48,560 during the fiscal year ended July 2, 1994.

      INTERESTS OF OFFICERS, DIRECTORS AND OTHERS IN CERTAIN TRANSACTIONS

     Richard Cohn and J. Mason Davis, Jr. are members of the law firm of Sirote & Permutt, P.C., which serves as general counsel of the Company. Joseph S. Bruno, Chairman Emeritus of the Company, is a director of Big B, Inc., as is Richard Cohn. During the last fiscal year, the Company received lease payments for 14 drug store locations and one home health care store location from Big B, Inc. under standard commercial leases. Payments by Big B, Inc. to the Company under all of such leases for the fiscal year ended July 2, 1994, totaled $701,500 and for the current fiscal year will total at least $564,000. In the opinion of Management of the Company, the terms of each of these leases are no less favorable than terms that could have been obtained from unaffiliated parties. Future minimum lease payments under operating leases having initial or remaining non-cancelable lease terms in excess of one year payable to the Company by Big B, Inc. are $3,003,000.

     During the last fiscal year, the Company purchased $288,635 of inventory from C&M Food Distributors, Inc., a corporation which is owned by Benny M. LaRussa, Jr., a Director of the Company, and his minor children, which manufactures a line of food products. In the opinion of Management of the Company, the terms of purchase of this product are no less favorable than terms that could have been obtained from unaffiliated parties.

                               SHAREHOLDERS LIST

     A complete list of the Shareholders entitled to vote at the annual meeting of Shareholders to be held October 21, 1994, will be available for inspection during normal business hours at the principal office of the Company for a period of at least 10 days prior to the meeting, upon written request to the Company by a Shareholder, and at all times during the annual meeting at the place of the meeting.

                             SELECTION OF AUDITORS

     Arthur Andersen LLP independent certified public accountants, have audited the financial statements of the Company for the fiscal year ended July 2, 1994. Services provided by Arthur Andersen LLP included work related to the audit of the financial statements, reviews of unaudited quarterly financial information and preparation of state and federal income tax returns.

     Arthur Andersen LLP, Suite 1500, 417 North 20th Street, Birmingham, Alabama, is recommended for selection as independent certified public accountants of the Company for the current fiscal year.

     A representative of Arthur Andersen LLP is expected to attend this meeting. He will be afforded the opportunity to make a statement, if he desires, and will be available to respond to appropriate questions.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, Management knows of no other business which will be presented for consideration at the meeting.

     BRUNO'S, INC. WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, FOR ITS FISCAL YEAR ENDED JULY 2, 1994, TO ANY BENEFICIAL OWNER OF BRUNO'S, INC. COMMON STOCK AS OF SEPTEMBER 7, 1994, WHO REQUESTS IN WRITING A COPY OF SUCH FROM ITS ASSISTANT SECRETARY, GLENN J. GRIFFIN, C/O BRUNO'S, INC., POST OFFICE BOX 2486, BIRMINGHAM, ALABAMA 35201.

                             SHAREHOLDER PROPOSALS

     SHAREHOLDER PROPOSALS TO BE PRESENTED FOR CONSIDERATION AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY MUST BE RECEIVED BY THE COMPANY NO LATER THAN MAY 26, 1995.

                                          BRUNO'S, INC.

                                          By /s/ Ronald G. Bruno
                                             -------------------
                                                 Ronald G. Bruno
                                                     Chairman

BRUNO'S, INC.
BIRMINGHAM, ALABAMA
                    THIS PROXY IS SOLICITED ON BEHALF OF THE

                   BOARD OF DIRECTORS FOR THE ANNUAL MEETING
               OF SHAREHOLDERS ON THE 21ST DAY OF OCTOBER, 1994.

    The undersigned hereby appoints Ronald G. Bruno and Joseph S. Bruno, and each of them, each with the power to appoint his substitute, attorneys with the powers the undersigned would possess if personally present to vote all of the Common Stock of Bruno's, Inc. held of record by the undersigned on September 7, 1994, at the annual meeting of the Shareholders to be held on the 21st day of October, 1994, at the Medical Forum Auditorium, Birmingham Jefferson Civic Center, 950 22nd Street, North, Birmingham, Alabama 35203, at 10:00 o'clock a.m., and at any adjournments thereof, upon the matters set forth below and described in the notice and proxy statement for said meeting, copies of which have been received by the undersigned; and, in their discretion, upon all other matters which may come before the meeting. Without otherwise limiting the general authorization hereby given, said attorneys are instructed to vote as follows on the matters set forth below:

(1) ELECTION OF DIRECTORS

      / / FOR all nominees listed below                 / / WITHHOLD AUTHORITY
         (except as marked to the contrary below)          to vote for all nominees listed below

INSTRUCTION -- TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

Joseph S. Bruno, Ronald G. Bruno, Paul F. Garrison, Glenn J. Griffin, Kenneth J. Bruno, Judy M. Merritt, Benny M. LaRussa, Jr., Richard Cohn, J. Mason Davis,
Jr. and Bart Starr.

(2) Proposal to ratify the engagement of the accounting firm of Arthur Andersen LLP as independent public accountants for the current fiscal year.

    FOR / /             AGAINST / /             ABSTAIN / /

(3) In their discretion, upon such other matters as may properly come before the meeting.

    AUTHORIZED / /             NOT AUTHORIZED  / /

    The shares represented by this proxy will be voted in accordance with the specifications made by the undersigned herein. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.

    Please mark, sign, date and return this proxy in the enclosed envelope as soon as possible, even though you plan to attend this meeting.

    To help our preparations for the meeting, please check here if you plan to attend. / /

                                             SIGN HERE EXACTLY AS NAME(S)
                                             APPEAR(S) ABOVE
                                            _____________________ Date: ________

                                            _____________________ Date: ________

                                              When shares are held by joint
                                             tenants, both should sign. When
                                             signing as attorney, executor,
                                             administrator, trustee or guardian,
                                             please give full title as such. If
                                             a corporation, please sign in full
                                             corporate name by president or
                                             other authorized officer. If a
                                             partnership, please sign in
                                             partnership name by authorized
                                             person.

                                              If your address has changed,
                                             please note new address:

________________________________________________________________________________

_________________________________________________ Zip Code _____________________